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Exhibit 10(m)

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

        THIS AGREEMENT is effective as of December 18, 2000, the effective date of the Plan of Reorganization of Kaiser Group International, Inc. ("Effective Date"), by and among Kaiser Group Holdings, Inc. and Kaiser Group International, Inc., each a Delaware corporation (collectively, the "Corporation"), and John T. Grigsby, Jr., presently a resident of Florida (the "Executive").

        WHEREAS, as of the Effective Date, the Executive will become President and Chief Executive Officer of Kaiser Group Holdings, Inc.;

        WHEREAS, the Executive will also be a director and officer of Kaiser Group International, Inc. and will be carried on the payroll of that entity; and

        WHEREAS, the Corporation and the Executive wish to document the terms of their employment relationship;

        NOW, THEREFORE, in consideration of the premises and the mutual agreements made herein, and intending to be legally bound hereby, the Corporation and the Executive agree as follows:

        1.    Employment; Duties.

          (a)    Employment; Employment Period.    The Corporation shall employ the Executive to serve as President and Chief Executive Officer of Kaiser Group Holdings, Inc. for an "evergreen" period of twelve months, meaning that the remaining term of this Agreement shall at all times be twelve months, provided that either Kaiser Group Holdings, Inc. or the Executive may terminate this Agreement in accordance with Section 6. The term of this Agreement, as in effect from time to time, and subject to termination as provided in Section 6, is referred to herein as the "Employment Period."

          (b)    Reporting.    The Executive shall report to the Board of Directors of Kaiser Group Holdings, Inc.

          (c)    Authorities and Responsibilities.    The Executive shall have authorities and responsibilities normally attendant to the position he holds.

        2.    Compensation and Fringe Benefits.

          (a)    Base Compensation.    Effective January 1, 2002, the Corporation shall pay the Executive a base salary at the rate of $210,000 per annum in substantially equal regular installments (but no less frequently than monthly) in accordance with the Corporation's regular practice for compensating executive personnel. The Corporation and the Executive recognize and agree that the level of effort required on the part of the Executive may change from time to time during the Employment Period. Accordingly, the Executive's base compensation shall be adjusted by mutual agreement of the Executive and the Compensation Committee of the Board of Directors of Kaiser Group Holdings, Inc. from time to time during the course of the Employment Period.

          (b)    Incentive Compensation.

      (i)
      Incentive Compensation for Claims Reduction. The Corporation shall pay the Executive incentive compensation equal to five (5) percent of the amount that the total Class 4 Allowed Claims are less than $150,000,000, but in no event shall such incentive compensation exceed $500,000.

      (ii)
      Incentive Compensation for Other Achievements. The Corporation shall pay the Executive incentive compensation equal to five (5) percent of the following:

–	The recoveries received after January 1, 2002 from the Taiwan Branch claims, the LPN claim and the Colt Engineering litigation.
–	The assets made available to the Corporation from Monument Select Insurance Company which exceed $4,000,000.
–	The monies from the Claims Reserve Fund in excess of $9,000,000 which are used to redeem the Corporation's Preferred Stock.

        The total of the incentive compensation payable to the Executive from these achievements shall not exceed $200,000.

Payment of the incentive compensation referred to in this Section 2(b) shall be made from time to time based on estimates of the amount due to the Executive and agreed upon by the Executive and the Compensation Committee of the Board of Directors of Kaiser Group Holdings, Inc.

          (c)    Fringe Benefits.    The Executive shall be entitled to such fringe benefits as are generally made available by the Corporation to executive personnel and those customarily made available to individuals holding the positions held by the Executive. The Executive also will be reimbursed for reasonable expenses incurred in connection with travel and entertainment related to the Corporation's business and affairs and will be paid by the Corporation in a manner consistent with past practice and as amended by any subsequent changes of corporate policy.

          (d)    Commuting and Living Expenses.    During the initial phase of his employment by the Corporation, the Executive shall commute from his home to the Corporation's offices in Fairfax, Virginia, and will incur commuting and living expenses in connection with such travel. The Corporation shall reimburse the Executive for such expenses upon submission of appropriate supporting documentation. In addition, to the extent such reimbursements are taxable to the Executive for Federal, state or local tax purposes, such reimbursements to the Executive shall be "grossed-up."

          (e)    Severance.    The Executive shall not be entitled to any severance upon conclusion of the Employment Period.

        3.    Trade Secrets.    Except as is required in his employment hereunder, the Executive shall not use or disclose any of the Corporation's trade secrets or other confidential information. The term "trade secrets or other confidential information" includes, by way of example, matters of a technical nature, such as scientific, trade and engineering secrets, "know-how," formulae, secret processes or machines, inventions, computer programs (including documentation of such programs) and research projects, and matters of a business nature, such as proprietary information about costs, profits, markets, sales, lists of customers, and other information of a similar nature to the extent not available to the public, and plans for future development. After termination of this Agreement, the Executive shall not use or disclose trade secrets or other confidential information unless such information becomes a part of the public domain other than through a breach of this Agreement or is disclosed to the Executive by a third party who is entitled to receive and disclose such information. The terms "trade secrets" and "confidential information" exclude (a) information known by the Executive prior to the Executive's employment by the Corporation or any of its affiliates; (b) information which is publicly available or which is generally known in the industry through no breach of duty of confidentiality by the Executive; and (c) information which the Executive receives from a third party without any breach of duty of confidentiality by such third party.

        4.    Return of Documents and Property.    (a) Upon the effective date of notice of the Executive's or the Corporation's election to terminate this Agreement, or (b) at any time upon the request of the

Corporation, the Executive (or his heirs or personal representative) shall deliver to the Corporation (i) all documents and materials containing trade secrets or other confidential information relating to the Corporation's business and affairs, and (ii) all documents, materials and other property belonging to the Corporation, which in either case are in the possession or under the control of the Executive (or his heirs or personal representative).

        5.    Discoveries and Works.    All discoveries and works made or conceived by the Executive during his employment by the Corporation, jointly or with others, that relate to the Corporation's activities shall be owned by the Corporation. The term "discoveries and works" includes, by way of example, inventions, computer programs (including documentation of such programs), technical improvements, processes, drawings and works of authorship. The Executive shall (a) promptly notify, make full disclosure to, and execute and deliver any documents requested by, the Corporation to evidence or better assure title to such discoveries and works in the Corporation, (b) provide reasonable assistance, at no cost to the Executive, to the Corporation in obtaining or maintaining for itself at its own expense United States and foreign patents, copyrights, trade secret protection or other protection of any and all such discoveries and works, and (c) promptly execute, whether during his employment by the Corporation or thereafter, all applications or other endorsements necessary or appropriate to maintain patents and other rights for the Corporation and to protect its title thereto. Any discoveries and works which, within six months after the termination of the Executive's employment by the Corporation, are made, disclosed, reduced to a tangible or written form or description, or are reduced to practice by the Executive and which directly relate to the Corporation's activities at the time of such termination shall, as between the Executive and the Corporation, be presumed to have been made during the Executive's employment by the Corporation. Set forth on Schedule 5 attached hereto is a list of inventions, patented or unpatented, including a brief description thereof, which are owned by the Executive, which the Executive conceived or made prior to his employment by the Corporation and which are excluded from this Agreement.

        6.    Termination.

          (a)  Upon 60 days' prior written notice the Corporation may terminate the Executive's employment, with or without "cause," as defined in Section 6(f) below. Upon 60 days' prior written notice the Executive may terminate his employment, with or without "good reason," as defined in Section 6(e) below. Upon any termination of the Executive's employment for any reason, the Corporation shall:

    (i)
    pay to the Executive any unpaid salary through the date of termination; and

    (ii)
    provide to or for the benefit of the Executive the benefits, if any, otherwise expressly provided under this Section.

Any payments under this Section 6 that are to be made in connection with the termination of Executive's employment will be paid in cash (with deduction of such amount as may be required to be withheld under applicable law and regulations) within ten business days of Executive's termination of employment. All other compensation and employment benefit arrangements provided for in this Agreement shall cease upon such termination of employment except to the extent required by law or otherwise expressly provided by such arrangement.

          (b)  In the event the Corporation terminates the Executive's employment without "cause" or the Executive terminates his employment for "good reason," then, in addition to the benefits provided for under Sections 6(a)(i) and 6(a)(ii), the Corporation shall pay to the Executive a severance payment equal to three months of the Executive's base compensation then in effect.

          (c)  In the event the Corporation terminates the Executive's employment for "cause," then the Executive shall not be entitled to any additional benefits other than those provided for under Section 6(a)(i) and 6(a)(ii).

          (d)  In the event the Executive terminates his employment without "good reason," then the Executive shall not be entitled to any additional benefits other than those provided for under Section 6(a)(i) and 6(a)(ii).

          (e)  For purposes of this Agreement, the Executive shall be considered to have "good reason" to terminate his employment if without his express written consent (i) the responsibilities of the Executive are substantially reduced (except in connection with the termination of his employment voluntarily by the Executive or by the Corporation for "cause") or (ii) the Executive's base salary is reduced other than as contemplated by Section 2(a).

          (f)    For purposes of this Agreement, the Corporation shall have "cause" to terminate the Executive's employment hereunder upon (i) the continued, willful and deliberate failure of the Executive to perform his duties, in a manner substantially consistent with the manner prescribed by the Board of Directors of Kaiser Group Holdings, Inc. (other than any such failure resulting from his incapacity due to physical or mental illness), (ii) the engaging by the Executive in misconduct materially and demonstrably injurious to the Corporation, or (iii) the conviction of the Executive of commission of a felony, whether or not such felony was committed in connection with the Corporation's business.

        7.    Enforcement.    The Executive agrees that the Corporation's remedies at law for any breach or threat of breach by him of the provisions of Sections 3, 4 and 5 hereof will be inadequate, and that the Corporation shall be entitled to an injunction or injunctions to prevent breaches of the provisions of Sections 3, 4 and 5 hereof and to enforce specifically the terms and provisions thereof, in addition to any other remedy to which the Corporation may be entitled at law or equity. The Executive shall be entitled to reimbursement by the Corporation for any reasonable costs or attorneys fees incurred in collecting payments due to the Executive pursuant to this Agreement.

        8.    Severability.    Should any provision of this Agreement be determined to be unenforceable or prohibited by any applicable law, such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition without invalidating the balance of such provision or any other provision of this Agreement, and any such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        9.    Assignment.    The Executive's rights and obligations under this Agreement shall not be assignable by the Executive. The Corporation's rights and obligations under this Agreement shall not be assignable by the Corporation without the Executive's prior written consent. In the event of any such assignment by the Corporation, all rights of the Corporation hereunder shall inure to the benefit of the assignee.

        10.    Notices.    Any notice required or permitted under this Agreement shall be deemed to have been effectively made or given if in writing and personally delivered or mailed properly addressed in a sealed envelope, postage prepaid by certified or registered mail. Unless otherwise changed by notice, notice shall be properly addressed to Executive if addressed to:

        John T. Grigsby, Jr.
        2255 Glades Road
        Suite 307E
        Boca Raton, FL 33431

and properly addressed to the Corporation if addressed to:

        Kaiser Group Holdings, Inc.
        9302 Lee Highway
        Fairfax, Virginia 22031-1207
        Attn: Chairman of the Board

With a copy to:

        James J. Maiwurm
        Squire, Sanders & Dempsey L.L.P.
        8000 Towers Crescent Drive, Suite 1400
        Vienna, Virginia 22182-2700

        11.    Miscellaneous.    This Agreement constitutes the entire agreement, and supersedes all prior agreements, of the parties hereto relating to the subject matter hereof, and there are no written or oral terms or representations made by either party other than those contained herein. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the Commonwealth of Virginia. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

/s/ John T. Grigsby, Jr. John T. Grigsby, Jr., Executive

KAISER GROUP HOLDINGS, INC.

By:	/s/ James J. Maiwurm James J. Maiwurm Chairman of the Board

SCHEDULE 5

Inventions Owned by the Executive

NONE

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  Exhibit 10(m)
AMENDED AND RESTATED EMPLOYMENT AGREEMENT